SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             ----------------------



                                 SCHEDULE 13D/A
                                 (RULE 13D-101)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                       FILED PURSUANT TO RULE 13D-1(A) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)
                                (AMENDMENT NO. 2)



                               GLOBIX CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    37957F200
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 THOMAS O. HICKS
                         200 CRESCENT COURT, SUITE 1600
                               DALLAS, TEXAS 75201
                                 (214) 740-7300

                                   Copies to:

                                  Glenn D. West
                           Weil, Gotshal & Manges LLP
                         100 Crescent Court, Suite 1300
                               Dallas, Texas 75201
                                 (214) 746-7700
--------------------------------------------------------------------------------
                 (Name, address and telephone number of person
                authorized to receive notices and communications)


                                  APRIL 8, 2002
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]


Note, Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.


                         (Continued on following pages)

CUSIP NO. 37957F200                                              13D/A                                                  PAGE 2 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               MR. THOMAS O. HICKS
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           N/A
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              2,304,400
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              2,304,400
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,304,400
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           14.0%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           IN
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       2

CUSIP NO. 37957F200                                              13D/A                                                  PAGE 3 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM4 GLOBIX QUALIFIED FUND, LLC
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              2,092,487
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              2,092,487
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,092,487
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           12.7%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           OO
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       3

CUSIP NO. 37957F200                                              13D/A                                                  PAGE 4 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HMTF EQUITY FUND IV (1999), L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
Q          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              2,092,487
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              2,092,487
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,092,487
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           12.7%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       4

CUSIP NO. 37957F200                                              13D/A                                                  PAGE 5 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM4 GLOBIX PRIVATE FUND, LLC
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              14,831
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              14,831
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,831
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.1%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           OO
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       5

CUSIP NO. 37957F200                                              13D/A                                                  PAGE 6 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HMTF PRIVATE EQUITY FUND IV (1999), L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              14,831
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              14,831
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,831
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.1%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       6

CUSIP NO. 37957F200                                              13D/A                                                  PAGE 7 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM4/GP (1999) PARTNERS, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              2,107,318
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              2,107,318
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,107,318
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           12.8%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       7

CUSIP NO. 37957F200                                              13D/A                                                  PAGE 8 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 4-EQ GLOBIX COINVESTORS, LLC
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              34,177
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              34,177
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           34,177
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.2%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           OO
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       8

CUSIP NO. 37957F200                                              13D/A                                                  PAGE 9 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 4-EQ (1999) COINVESTORS, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              34,177
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              34,177
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           34,177
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.2%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       9

CUSIP NO. 37957F200                                              13D/A                                                 PAGE 10 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 4-SBS GLOBIX COINVESTORS, LLC
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              51,475
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              51,475
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           51,475
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.3%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           OO
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       10

CUSIP NO. 37957F200                                              13D/A                                                 PAGE 11 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 4-SBS (1999) COINVESTORS, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              51,475
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              51,475
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           51,475
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.3%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       11

CUSIP NO. 37957F200                                              13D/A                                                 PAGE 12 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE GP (1999) PARTNERS IV, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              2,192,970
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              2,192,970
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,192,970
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           13.3%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       12

CUSIP NO. 37957F200                                              13D/A                                                 PAGE 13 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE (1999) FUND IV, LLC
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              2,192,970
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              2,192,970
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,192,970
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           13.3%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           OO
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       13

CUSIP NO. 37957F200                                              13D/A                                                 PAGE 14 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM PG-IV GLOBIX, LLC
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              111,430
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              111,430
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           111,430
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.7%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           OO
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       14

CUSIP NO. 37957F200                                              13D/A                                                 PAGE 15 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE PG-IV (1999), C.V.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           NETHERLANDS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              111,430
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              111,430
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           111,430
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.7%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       15

CUSIP NO. 37957F200                                              13D/A                                                 PAGE 16 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM EQUITY FUND IV/GP PARTNERS (1999), C.V.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           NETHERLANDS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              111,430
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              111,430
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           111,430
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.7%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       16

CUSIP NO. 37957F200                                              13D/A                                                 PAGE 17 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM GP PARTNERS IV CAYMAN, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              111,430
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              111,430
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           111,430
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.7%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


                                       17

CUSIP NO. 37957F200                                              13D/A                                                 PAGE 18 OF 66

========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM FUND IV CAYMAN LLC
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
---------- ------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED VOTING POWER*

                                                              111,430
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER*

                                                              111,430
---------- ------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           111,430
---------- ------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.7%
---------- ------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           OO
========== ========================================================================================================================

*THE REPORTING PERSON EXPRESSLY DISCLAIMS (A) THE EXISTENCE OF ANY GROUP AND (B)
BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF
RECORD BY SUCH REPORTING PERSON.


           This Statement constitutes Amendment No. 2 to the Schedule 13D originally filed with the Securities and Exchange Commission on December 13, 1999 and amended by that certain Amendment No. 1 filed July 18, 2000 (as amended, the "Schedule 13D"). The Schedule 13D originally related to the Common Stock, par value $.01 per share, authorized prior to the confirmation of the Plan (hereinafter defined), of Globix Corporation, a Delaware corporation (the "Issuer"). As amended by this Amendment No. 2, the Schedule 13D relates to the Common Stock, par value $0.01 per share, of Issuer authorized upon the confirmation of the Plan. The item numbers and responses thereto below are in accordance with the requirements of Schedule 13D.

           Capitalized terms used herein and not defined have the meaning set forth in the Schedule 13D.

           Items 1 through 6 of the Schedule 13D are hereby amended and restated to read in their entirety as follows:

ITEM 1.    SECURITY AND ISSUER

           The class of equity securities to which this Schedule 13D relates is the Common Stock, par value $0.01 per share, of Issuer authorized upon the confirmation of the Plan (hereinafter defined) (the "Common Stock"). The address of the Issuer's principal executive offices is 139 Centre Street, New York, New York 10013.

ITEM 2.    IDENTITY AND BACKGROUND

     (a)   Name of Person(s) Filing this Statement (the "Reporting Persons"):
           ------------------------------------------------------------------

            Mr. Thomas O. Hicks;

            HM4 Globix Qualified Fund, LLC, a Delaware limited liability company ("Qualified LLC");

            HMTF Equity Fund IV (1999), L.P., a Texas limited partnership ("Equity L.P.");

            HM4 Globix Private Fund, LLC, a Delaware limited liability company ("Private LLC");

            HMTF Private Equity Fund IV (1999), L.P., a Texas limited partnership ("Private L.P.");

            HM4/GP (1999) Partners, L.P., a Texas limited partnership ("HM4/GP Partners");

            HM 4-EQ Globix Coinvestors, LLC, a Delaware limited liability company ("4-EQ LLC");

            HM 4-EQ (1999) Coinvestors, L.P., a Texas limited partnership ("4-EQ L.P.");

            HM 4-SBS Globix Coinvestors, LLC, a Delaware limited liability company ("4-SBS LLC");

            HM 4-SBS (1999) Coinvestors, L.P., a Texas limited partnership ("4-SBS L.P.");

            Hicks, Muse GP (1999) Partners IV, L.P., a Texas limited partnership ("Hicks GP Partners");

            Hicks, Muse (1999) Fund IV, LLC, a Texas limited liability company ("Fund IV LLC");

            HM PG-IV Globix, LLC, a Delaware limited liability company ("PG-IV LLC");

            Hicks, Muse PG-IV (1999), C.V., a limited partnership organized under the laws of the Netherlands ("PG-IV C.V.");

            HM Equity Fund IV/GP Partners (1999), C.V., a limited partnership organized under the laws of the Netherlands ("HM Equity C.V.");

            HM GP Partners IV Cayman, L.P., a Cayman Islands exempted limited partnership ("GP Cayman L.P."); and

            HM Fund IV Cayman LLC, an exempted Cayman Islands limited liability company ("Fund IV Cayman LLC").

(b) - (c)

           Mr. Thomas O. Hicks

           Mr. Thomas O. Hicks is chief executive officer of Hicks, Muse, Tate & Furst Incorporated ("Hicks, Muse"), a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other investment activities. Mr. Hicks is also the sole member and sole manager of Fund IV LLC, which is the sole general partner of Hicks GP Partners, which is the sole general partner of HM4/GP Partners, which is the sole general partner of each of Equity L.P. and Private L.P. Equity L.P. is the sole member of Qualified LLC, and Private L.P. is the sole member of Private LLC. Hicks GP Partners is also the sole general partner of each of 4-SBS L.P. and 4-EQ L.P. 4-SBS L.P. is the sole member of 4-SBS LLC, and 4-EQ L.P. is the sole member of 4-EQ LLC. Mr. Hicks is also the sole member of Fund IV Cayman LLC, which is the sole general partner of GP Cayman L.P., which is the sole general partner of HM Equity C.V., which is the sole general partner of PG-IV C.V. PG-IV C.V. is the sole member of PG-IV LLC. The business address of Mr. Hicks and Hicks, Muse is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

           Qualified LLC

           Qualified LLC is a Delaware limited liability company formed to invest in the Series A 7.5% Convertible Preferred Stock of the Issuer authorized prior to the confirmation of the Plan (the "Preferred Stock") and is maintained to hold an investment in the Common Stock. The business address of Qualified LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), information with respect to Equity L.P., the sole member of Qualified LLC, is set forth below.

           Equity L.P.

           Equity L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Equity L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM4/GP Partners, the sole general partner of Equity L.P., is set forth below.

           Private LLC

           Private LLC is a Delaware limited liability company formed to invest in the Preferred Stock and is maintained to hold an investment in the Common Stock. The business address of Private LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Private L.P., the sole member of Private LLC, is set forth below.

           Private L.P.

           Private L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Private L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM4/GP Partners, the sole general partner of Private L.P., is set forth below.

           HM4/GP Partners

           HM4/GP Partners is a Texas limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of HM4/GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Hicks GP Partners, the sole general partner of HM4/GP Partners, is set forth below.

           4-EQ LLC

           4-EQ LLC is a Delaware limited liability company formed to invest in the Preferred Stock and is maintained to hold an investment in the Common Stock. The business address of 4-EQ LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to 4-EQ L.P., the sole member of 4-EQ LLC, is set forth below.

           4-EQ L.P.

           4-EQ L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of 4-EQ L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13D of the Exchange Act, information with respect to Hicks GP Partners, the sole general partner of 4-EQ L.P., is set forth below.

           4-SBS LLC

           4-SBS LLC is a Delaware limited liability company formed to invest in the Preferred Stock and is maintained to hold an investment in the Common Stock. The business address of 4-SBS LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to 4-SBS L.P., the sole member of 4-SBS LLC, is set forth below.

           4-SBS L.P.

           4-SBS L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of 4-SBS L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Hicks GP Partners, the sole general partner of 4-SBS L.P., is set forth below.

           Hicks GP Partners

           Hicks GP Partners is a Texas limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of Hicks GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV LLC, the sole general partner of Hicks GP Partners, is set forth below.

           Fund IV LLC

           Fund IV LLC is a Texas limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships whose principal business is to serve as partners in various investment partnerships. The business address of Fund IV LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Thomas O. Hicks, the sole member of Fund IV LLC, is set forth above.

           PG-IV LLC

           PG-IV LLC is a Delaware limited liability company formed to invest in the Preferred Stock. The business address of PG-IV LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to PG-IV C.V., the sole member of PG-IV LLC, is set forth below.

           PG-IV C.V.

           PG-IV C.V. is a limited partnership organized under the laws of the Netherlands, the principal business of which is to invest directly or indirectly in various companies. The business address of PG-IV C.V., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Equity C.V., the sole general partner of PG-IV C.V., is set forth below.

           HM Equity C.V.

           HM Equity C.V. is a limited partnership organized under the laws of the Netherlands, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The principal business address of HM Equity C.V., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to

Schedule 13D of the Exchange Act, information with respect to GP Cayman L.P., the sole general partner of HM Equity C.V., is set forth below.

           GP Cayman L.P.

           GP Cayman L.P. is a Cayman Islands exempted limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships whose principal business is to serve as partners in various investment partnerships. The business address of GP Cayman L.P., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV Cayman LLC, the sole general partner of GP Cayman L.P., is set forth below.

           Fund IV Cayman LLC

           Fund IV Cayman LLC is an exempted Cayman Islands limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships whose principal business is to serve as partners in various investment partnerships. The business address of Fund IV Cayman LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Thomas O. Hicks, the sole member of Fund IV Cayman LLC, is set forth above.

           (d) None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

           (e) None of the Reporting Persons has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violations with respect to such laws.

           (f) Mr. Hicks is a United States citizen.

ITEM 3.    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

           As more fully described in Item 6 below, on December 3, 1999, Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC, PG-IV LLC and HMTF Bridge Globix, LLC, a Delaware limited liability company ("Bridge LLC") each purchased from the Issuer the number of shares of Preferred Stock set forth opposite their respective names below at the purchase price set forth opposite their respective names below.

----------------------- ---------------------------- ---------------------------
                                  NUMBER OF
NAME OF ENTITY                     SHARES                    PURCHASE PRICE
                                  PURCHASED
----------------------- ---------------------------- ---------------------------
Qualified LLC                      54,483                $       54,483,300
----------------------- ---------------------------- ---------------------------
Private LLC                           386                $          386,000
----------------------- ---------------------------- ---------------------------
4-EQ LLC                              890                $          890,000
----------------------- ---------------------------- ---------------------------
4-SBS LLC                           1,340                $        1,340,000
----------------------- ---------------------------- ---------------------------
PG-IV LLC                           2,901                $        2,901,000
----------------------- ---------------------------- ---------------------------
Bridge LLC                         20,000                $       20,000,000
----------------------- ---------------------------- ---------------------------

           As more fully described in Item 4 below, on June 26, 2000, Bridge LLC sold its shares of Preferred Stock to Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC and PG-IV LLC.

           Qualified LLC obtained funds for the purchase price of its shares of Preferred Stock (including the shares subsequently purchased from Bridge LLC) from capital contributions provided by Equity L.P.; Equity L.P. obtained such funds from capital contributions provided by its limited partners and HM4/GP Partners; HM4/GP Partners obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners; and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

           Private LLC obtained funds for the purchase price of its shares of Preferred Stock (including the shares subsequently purchased from Bridge LLC) from capital contributions provided by Private L.P.; Private L.P. obtained such funds from capital contributions provided by its limited partners and HM4/GP Partners; HM4/GP Partners obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners; and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

           4-EQ LLC obtained funds for the purchase price of its shares of Preferred Stock (including the shares subsequently purchased from Bridge LLC) from capital contributions provided by 4-EQ L.P.; 4-EQ L.P. obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners, and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

           4-SBS LLC obtained funds for the purchase price of its shares of Preferred Stock (including the shares subsequently purchased from Bridge LLC) from capital contributions provided by 4-SBS L.P.; 4-SBS L.P. obtained such funds from capital contributions provided by its limited partners and Hicks GP Partners, and Hicks GP Partners obtained such funds from capital contributions provided by its limited partners and Fund IV LLC. Fund IV LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

           PG-IV LLC obtained funds for the purchase price of its shares of Preferred Stock (including the shares subsequently purchased from Bridge LLC) from capital contributions provided by PG-IV C.V.; PG-IV C.V. obtained such funds from capital contributions provided by its limited partners and HM Equity C.V.; HM Equity C.V. obtained such funds from capital contributions provided by its limited partners and G.P. Cayman L.P.; and G.P. Cayman L.P. obtained such funds from capital contributions provided by its limited partners and Fund IV Cayman LLC. Fund IV Cayman LLC obtained such funds from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

           Bridge LLC obtained funds for the purchase price of its shares of Preferred Stock from capital contributions provided by HMTF Bridge Partners, L.P., a Delaware limited partnership ("Bridge Partners L.P."); Bridge Partners L.P. obtained $604,493 of such funds from capital contributions provided by its general partner, HMTF Bridge Partners, LLC, a Texas limited company ("Bridge Partners LLC"), and its limited partners, and it obtained the remainder of the funds, $19,680,507, from a portion of a credit facility from a bank, as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. Such funds include amounts allocated to fees and expenses. This credit facility was replaced by a credit agreement dated December 28, 1999, among HMTF Bridge Partners, L.P. and HM/Europe Coinvestors, C.V., as Initial Borrowers, and any Future Borrowers from time to time parties thereto, the Lenders from time to time parties thereto, the Issuing Bank, the Chase Manhattan Bank, as Administrative Agent, and Bank of America, N.A., as Syndication Agent (the "Credit Agreement"). On June 26, 2000, Bridge Partners L.P. repaid the borrowing under the Credit Agreement with the proceeds of the sale of its shares of Preferred Stock to Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC and PG-IV LLC.

           Bridge Partners LLC obtained the funds it contributed to Bridge Partners L.P. from capital contributions provided by Mr. Thomas O. Hicks, who obtained such funds from personal funds.

           On December 31, 2000, March 31, 2001, June 30, 2001 and September 30, 2001, the Issuer declared stock dividends on the Preferred Stock. From such dividends, the following Reporting Persons received an aggregate of the following corresponding numbers of shares of Preferred Stock:

-------------------------------------- -----------------------------------------
  NAME OF ENTITY                            NUMBER OF SHARES OF
                                            PREFERRED STOCK
-------------------------------------- -----------------------------------------
Qualified LLC                                          5,604
-------------------------------------- -----------------------------------------
Private LLC                                               40
-------------------------------------- -----------------------------------------
PG-IV LLC                                                299
-------------------------------------- ----------------------------------------
4-EQ LLC                                                  92
-------------------------------------- -----------------------------------------
4-SBS LLC                                                138
-------------------------------------- -----------------------------------------

           On March 1, 2002, the Issuer filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, together with a prepackaged Plan of Reorganization (the "Plan"), with the United States Bankruptcy Court for the District of Delaware. On April 8, 2002 (the "Effective Date"), the bankruptcy court confirmed the Plan. As of the Effective Date, all securities of the Issuer, including all shares of Preferred Stock, were cancelled and each of the following Reporting Persons became entitled to, and exercised its right to, receive, in exchange for its claims in respect of its shares of Preferred Stock held immediately before the Effective Date, the following number of shares of Common Stock:

-------------------------------------- -----------------------------------------
                 NAME OF ENTITY          NUMBER OF SHARES OF
                                         COMMON STOCK
-------------------------------------- -----------------------------------------
Qualified LLC                                    2,092,487
-------------------------------------- -----------------------------------------
Private LLC                                         14,831
-------------------------------------- -----------------------------------------
PG-IV LLC                                          111,430
-------------------------------------- -----------------------------------------
4-EQ LLC                                            34,117
-------------------------------------- -----------------------------------------
4-SBS LLC                                           51,475
-------------------------------------- -----------------------------------------

ITEM 4.    PURPOSE OF TRANSACTION

           The Reporting Persons consummated the transactions described herein in order to acquire an interest in the Issuer for investment purposes. The Reporting Persons intend to review continuously their position in the Issuer. Depending upon future evaluations of the business prospects of the Issuer and upon other developments, including, but not limited to, general economic and business conditions and stock market conditions, the Reporting Persons may retain or from time to time increase their holdings or dispose of all or a portion of their holdings subject to any applicable legal and contractual restrictions on their ability to do so.

           In addition, the matters set forth in Item 6 are incorporated in this
Item 4 by reference as if fully set forth herein.

           On June 26, 2000, Bridge LLC sold its shares of Preferred Stock to Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC and PG-IV LLC, and such companies purchased such shares, as set forth below:

--------------------------------------- ----------------------------------------
 NAME OF ENTITY                          NUMBER OF SHARES OF PREFERRED
                                         STOCK PURCHASED
--------------------------------------- ----------------------------------------
Qualified LLC                                        18,161
--------------------------------------- ----------------------------------------
Private LLC                                             129
--------------------------------------- ----------------------------------------
4-EQ LLC                                                296
--------------------------------------- ----------------------------------------
4-SBS LLC                                               447
--------------------------------------- ----------------------------------------
PG-IV LLC                                               967
--------------------------------------- ----------------------------------------

           The purchase price for the shares of Preferred Stock sold by Bridge LLC was equal to the original purchase price paid therefor by Bridge LLC together with an allocable portion of the interest and other expenses incurred by Bridge LLC under the Credit Agreement referred to in item 3.

           On December 31, 2000, March 31, 2001, June 30, 2001 and September 30, 2001, the Issuer declared stock dividends on the Preferred Stock. From such dividends, the following Reporting Persons received an aggregate of the following corresponding numbers of shares of Preferred Stock:

----------------------------------- --------------------------------------------
  NAME OF ENTITY                     NUMBER OF SHARES OF
                                     PREFERRED STOCK
----------------------------------- --------------------------------------------
Qualified LLC                                   5,604
----------------------------------- --------------------------------------------
Private LLC                                        40
----------------------------------- --------------------------------------------
PG-IV LLC                                         299
----------------------------------- --------------------------------------------
4-EQ LLC                                           92
----------------------------------- --------------------------------------------
4-SBS LLC                                         138
----------------------------------- --------------------------------------------

           On March 1, 2002, the Issuer filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, together with the Plan, with the United States Bankruptcy Court for the District of Delaware. On the Effective Date, the bankruptcy court confirmed the Plan. As of the Effective Date, all securities of the Issuer, including all shares of Preferred Stock, were cancelled and, each of the following Reporting Persons became entitled to, and exercised its right to, receive, in exchange for its claims in respect of its shares of Preferred Stock held immediately before the Effective Date, the following number of shares of Common Stock:

--------------------------------------- ----------------------------------------
 NAME OF ENTITY                                 NUMBER OF SHARES
                                                 OF COMMON STOCK
--------------------------------------- ----------------------------------------
Qualified LLC                                         2,092,487
--------------------------------------- ----------------------------------------
Private LLC                                              14,831
--------------------------------------- ----------------------------------------
PG-IV LLC                                               111,430
--------------------------------------- ----------------------------------------
4-EQ LLC                                                 34,117
--------------------------------------- ----------------------------------------
4-SBS LLC                                                51,475
--------------------------------------- ----------------------------------------

           In connection with the confirmation of the Plan, the Issuer, Qualified LLC, Private LLC, PG-IV LLC, 4-EQ LLC, 4-SBS LLC, and certain other security holders of Issuer, entered into a Registration Rights Agreement dated April 23, 2002 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Issuer agreed, among other things, to prepare, file with the Securities and Exchange Commission within 90 days after the Effective Date, and use its reasonable best efforts to cause to be declared effective as promptly as practicable, a "shelf" registration statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act 1933, as amended (the "Securities Act") on Form S-1 or Form S-3 or any other appropriate form (or any successor form) under the Securities Act covering the resale of the Common Stock held by Qualified LLC, Private LLC, PG-IV LLC, 4-EQ LLC and 4-SBS LLC.

           On July 25, 2002, the issuer filed a registration statement on Form S-1 pursuant to the Registration Rights Agreement, which has not been declared effective.

           Except as set forth in this Item 4 (including the matters described in Item 6 below which are incorporated in this Item 4 by reference), the Reporting Persons have no present plans or proposals that relate to or that would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D of the Exchange Act.

ITEM 5.    INTEREST IN SECURITIES OF ISSUER

           (a)(1) Qualified LLC is the record and beneficial owner of 2,092,487 shares of Common Stock, which represents approximately 12.7% of the outstanding shares of Common Stock.

           (2) Equity L.P., in its capacity as sole member of Qualified LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 2,092,487 shares of Common Stock, which represents approximately 12.7% of the outstanding shares of Common Stock.

           (3) Private LLC is the record and beneficial owner of 14,831 shares of Common Stock, which represents approximately 0.1% of the outstanding shares of Common Stock.

           (4) Private L.P., in its capacity as sole member of Private LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 14,831 shares of Common Stock, which represents approximately 0.1% of the outstanding shares of Common Stock.

           (5) HM4/GP Partners, in its capacity as the sole general partner of each of Equity L.P. and Private L.P., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 2,107,318 shares of Common Stock, which represents approximately 12.8% of the outstanding shares of Common Stock.

           (6) 4-EQ LLC is the record and beneficial owner of 34,177 shares of Common Stock, which represents approximately 0.2% of the outstanding shares of Common Stock.

           (7) 4-EQ L.P., in its capacity as sole member of 4-EQ LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 34,177 shares of Common Stock, which represents approximately 0.2% of the outstanding shares of Common Stock.

           (8) 4-SBS LLC is the record and beneficial owner of 51,475 shares of Common Stock, which represents approximately 0.3% of the outstanding shares of Common Stock.

           (9) 4-SBS L.P., in its capacity as sole member of 4-SBS LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 51,475 shares of Common Stock, which represents approximately 0.3% of the outstanding shares of Common Stock.

           (10) Hicks GP Partners, in its capacity as sole general partner of each of HM4/GP Partners, 4-EQ L.P. and 4-SBS L.P., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 2,192,970 shares of Common Stock, which represents approximately 13.3% of the outstanding shares of Common Stock.

           (11) Fund IV LLC, in its capacity as the sole general partner of Hicks GP Partners, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 2,192,970 shares of Common Stock, which represents approximately 13.3% of the outstanding shares of Common Stock.

           (12) PG-IV LLC is the record and beneficial owner of 111,430 shares of Common Stock, which represents approximately 0.7% of the outstanding shares of Common Stock.

           (13) PG-IV C.V., in its capacity as sole member of PG-IV LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 111,430 shares of Common Stock, which represents approximately 0.7% of the outstanding shares of Common Stock.

           (14) HM Equity C.V., in its capacity as sole general partner of PG-IV C.V., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 111,430 shares of Common Stock, which represents approximately 0.7% of the outstanding shares of Common Stock.

           (15) GP Cayman L.P., in its capacity as sole general partner of HM Equity C.V., may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 111,430 shares of Common Stock, which represents approximately 0.7% of the outstanding shares of Common Stock.

           (16) Fund IV Cayman LLC, in its capacity as the sole general partner of GP Cayman L.P. may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 111,430 shares of Common Stock, which represents approximately 0.7% of the outstanding shares of Common Stock.

           (17) Mr. Thomas O. Hicks, in his capacity as sole member of Fund IV LLC and Fund IV Cayman LLC, may, pursuant to Rule 13d-3 of the Exchange Act, be deemed to be the beneficial owner of 2,304,400 shares of Common Stock, which represents approximately 14.0% of the outstanding shares of Common Stock.

           The Reporting Persons expressly disclaim (a) the existence of any group and (b) beneficial ownership with respect to any shares other than the shares owned of record by such Reporting Person.

           (b) The information set forth in Items 7 through 11 of the cover pages hereto is incorporated herein by reference.

           (c) Except as set forth herein, none of the persons named in response to paragraph (a) has effected any transactions in shares of Common Stock during the past 60 days.

           (d) The right to receive dividends on, and proceeds from the sale of, the shares of Common Stock which may be beneficially owned by the persons described in (a) above is governed by the limited liability company agreements and limited partnership agreements of each such entity, and such dividends or proceeds may be distributed with respect to numerous member interests and general and limited partnership interests.

ITEM 6.

           The matters set forth in Item 2 are incorporated in this Item 6 by reference as if fully set forth herein.

           Stock Purchase Agreement

           Pursuant to the Stock Purchase Agreement, the Issuer agreed to sell to HMTF-IV, and HMTF-IV agreed to purchase from the Issuer, 80,000 shares of Preferred Stock for a purchase price of $80,000,000.

           Prior to the issuance of the shares of Preferred Stock at the Closing (as defined below), pursuant to an Assignment of Rights Under Stock Purchase Agreement dated November 9, 1999 (the "Initial Assignment Agreement"), HMTF-IV assigned all of its rights, titles, interests and obligations in, to and under the Stock Purchase Agreement to Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC and PG-IV LLC (the "Assignees"). Following the execution and delivery of the Initial Assignment Agreement, pursuant to an Assignment of Rights Under Stock Purchase Agreement dated November 16, 1999 (the "Second Assignment Agreement"), each Assignee assigned 25% of its rights, titles, interests and obligations in, to and under the Stock Purchase Agreement to Bridge LLC. In addition, on November 16, 1999, Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC, PG-IV LLC and Bridge LLC entered into an Agreement to be Bound, whereby each entity agreed to be bound by the terms of the Stock Purchase Agreement.

           On December 3, 1999, at the closing held pursuant to the Stock Purchase Agreement (the "Closing"), the Issuer sold to each of the persons listed below (the "HMTF Holders") the number of shares of Preferred Stock set forth opposite each person's name below in exchange for the purchase price set forth opposite such person's name below.

--------------------- --------------------------- ------------------------------
                             NUMBER OF
NAME OF ENTITY                SHARES                         PURCHASE PRICE
                             PURCHASED
--------------------- --------------------------- ------------------------------
Qualified LLC                   54,483                  $       54,483,300
--------------------- --------------------------- ------------------------------
Private LLC                        386                  $          386,000
--------------------- --------------------------- ------------------------------
4-EQ LLC                           890                  $          890,000
--------------------- --------------------------- ------------------------------
4-SBS LLC                        1,340                  $        1,340,000
--------------------- --------------------------- ------------------------------
PG-IV LLC                        2,901                  $        2,901,000
--------------------- --------------------------- ------------------------------
Bridge LLC                      20,000                  $       20,000,000
--------------------- --------------------------- ------------------------------

           The foregoing description of the Stock Purchase Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is filed as Exhibit 10.1 to the
Schedule 13D and is incorporated herein by reference.

           On June 26, 2000, Bridge LLC sold its shares of Preferred Stock to Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC and PG-IV LLC, and such companies purchased such shares, as set forth below:

----------------------------------- --------------------------------------------
 NAME OF ENTITY                                  NUMBER OF SHARES OF
                                                  PREFERRED STOCK
                                                      PURCHASED
----------------------------------- --------------------------------------------
Qualified LLC                                            18,161
----------------------------------- --------------------------------------------
Private LLC                                                 129
----------------------------------- --------------------------------------------
4-EQ LLC                                                    296
----------------------------------- --------------------------------------------
4-SBS LLC                                                   447
----------------------------------- --------------------------------------------
PG-IV LLC                                                   967
----------------------------------- --------------------------------------------

           On June 26, 2000, Bridge Partners L.P. repaid the borrowing under the Credit Agreement referred to in Item 3 with the proceeds of the sale of its shares of Preferred Stock to Qualified LLC, Private LLC, 4-EQ LLC, 4-SBS LLC and PG-IV LLC, as set forth above.

           Chapter 11 Plan

           On March 1, 2002, the Issuer filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, together with the Plan, with the United States Bankruptcy Court for the District of Delaware. On the Effective Date, the bankruptcy court confirmed the Plan. As of the Effective Date, all securities of the Issuer, including all shares of Preferred Stock, were cancelled and, each of the following Reporting Persons became entitled to, and exercised its right to, receive, in exchange for its claims in respect of its shares of Preferred Stock held immediately before the Effective Date, the following number of share of Common Stock, par value $0.01 per share of the issuer ("Common Stock"):

------------------------------ -------------------------------------
 NAME OF ENTITY                          NUMBER OF SHARES
------------------------------ -------------------------------------
Qualified LLC                                2,092,487
------------------------------ -------------------------------------
Private LLC                                     14,831
------------------------------ -------------------------------------
PG-IV LLC                                      111,430
------------------------------ -------------------------------------
4-EQ LLC                                        34,117
------------------------------ -------------------------------------
4-SBS LLC                                       51,475
------------------------------ -------------------------------------

           The foregoing description of the Plan is not, and does not purport to be, complete and is qualified in its entirety by reference to the Plan, a copy of which is filed as Exhibit 2.1 to the Schedule 13D and is incorporated herein by reference.

           Registration Rights

           In connection with the confirmation of the Plan, the Issuer, Qualified LLC, Private LLC, PG-IV LLC, 4-EQ LLC, 4-SBS LLC, and certain other security holders of Issuer, entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Issuer agreed to prepare, file with the Securities and Exchange Commission within 90 days after the Effective Date, and use its reasonable best efforts to cause to be declared effective as promptly as practicable, a "shelf" registration statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act 1933, as amended (the "Securities Act") on Form S-1 or Form S-3 or any other appropriate form (or any successor form) under the Securities Act covering the resale of the Common Stock held by Qualified LLC, Private LLC, PG-IV LLC, 4-EQ LLC and 4-SBS LLC.

           On July 25, 2002, the issuer filed a registration statement on Form S-1 pursuant to the Registration Rights Agreement, which has not been declared effective.

           The foregoing description of the Registration Rights Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as
Exhibit 10.5 to the Schedule 13D and is incorporated herein by reference.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS

           Item 7 of the Schedule 13D is hereby amended by adding the following:

           2.1 Amended Joint Prepackaged Plan of the Issuer and certain of the Issuer's subsidiaries, dated April 8, 2002.

           10.6 Registration Rights Agreement dated April 23, 2002 among Issuer, Qualified LLC, Private LLC, PG-IV LLC, 4-EQ LLC, 4-SBS LLC, and the other security holders of Issuer signatory thereto.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


            4/16/03           By:             *
--------------------------       -----------------------------------------------
             Date                      Thomas O. Hicks


                             *By:  /s/David W. Knickel
                                  ----------------------------------------------
                                      David W. Knickel
                                      Attorney-in-Fact

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     4/16/03                               HM4 GLOBIX QUALIFIED FUND, LLC
-------------------------
    Date


                                            By:   /s/David W. Knickel
                                                --------------------------------
                                                  David W. Knickel
                                                  Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        4/16/03               HMTF EQUITY FUND IV (1999), L.P.
--------------------------
          Date

                              By:   HM4/GP (1999) Partners, L.P., its
                                    General Partner

                              By: Hicks, Muse GP (1999) Partners IV, L.P., its General Partner

                              By:   Hicks, Muse (1999) Fund IV, LLC, its
                                    General Partner



                                        By:        /s/David W. Knickel
                                            ------------------------------------
                                                   David W. Knickel
                                                   Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


       4/16/03                             HM4 GLOBIX PRIVATE FUND, LLC
---------------------------------
        Date

                                           By:       /s/David W. Knickel
                                               ---------------------------------
                                                     David W. Knickel
                                                     Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     4/16/03                    HMTF PRIVATE EQUITY FUND IV (1999), L.P.
------------------------------
      Date

                                By: HM4/GP (1999) Partners, L.P., its
                                    General Partner

                                By: Hicks, Muse GP (1999) Partners IV, L.P., its
                                    General Partner

                                By: Hicks, Muse (1999) Fund IV, LLC, its
                                    General Partner

                                    By:        /s/David W. Knickel
                                        ----------------------------------------
                                               David W. Knickel
                                               Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         4/16/03              HM4/GP (1999) PARTNERS, L.P.
---------------------------
          Date

                              By: Hicks, Muse GP (1999) Partners IV, L.P., its General Partner

                              By:  Hicks, Muse (1999) Fund IV, LLC, its
                                   General Partner

                                   By:        /s/David W. Knickel
                                       -----------------------------------------
                                         David W. Knickel
                                         Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      4/16/03                          HM 4-EQ GLOBIX COINVESTORS, LLC
------------------------
       Date


                                       By:        /s/David W. Knickel
                                           -------------------------------------
                                                David W. Knickel
                                                Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           4/16/03         HM 4-EQ (1999) COINVESTORS, L.P.
-------------------------
            Date
                            By: Hicks, Muse GP (1999) Partners IV, its General Partner

                            By: Hicks, Muse (1999) Fund IV, LLC, its General Partner


                                      By:   /s/David W. Knickel
                                          --------------------------------------
                                               David W. Knickel
                                               Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


            4/16/03                 HM 4-SBS GLOBIX COINVESTORS, LLC,
----------------------------
            Date


                                    By:      /s/David W. Knickel
                                        ----------------------------------------
                                            David W. Knickel
                                            Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           4/16/03           HM 4-SBS (1999) COINVESTORS, L.P.
-------------------------
           Date
                             By:  Hicks, Muse GP (1999) Partners IV, L.P., its
                                  General Partner

                             By:  Hicks, Muse (1999) Fund IV, LLC, its
                                  General Partner


                                  By:     /s/David W. Knickel
                                      ------------------------------------------
                                          David W. Knickel
                                          Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        4/16/03                     HICKS, MUSE GP (1999) PARTNERS IV, L.P.
------------------------------
         Date
                                    By: Hicks, Muse (1999) Fund IV, LLC, its
                                    General Partner



                                        By:   /s/David W. Knickel
                                            ------------------------------------
                                             David W. Knickel
                                             Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        4/16/03                       HICKS, MUSE (1999) FUND IV, LLC
-------------------------
         Date


                                      By:     /s/David W. Knickel
                                          --------------------------------------
                                              David W. Knickel
                                              Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        4/16/03                             HM PG-IV GLOBIX, LLC
----------------------------
         Date

                                            By:     /s/David W. Knickel
                                                --------------------------------
                                                    David W. Knickel
                                                    Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


            4/16/03             HICKS, MUSE PG-IV (1999), C.V.
-----------------------------
             Date

                                By:  HM Equity Fund IV/GP Partners (1999),
                                     C.V., its General Partner

                                By: HM GP Partners IV Cayman, L.P., its General Partner

                                By:  HM Fund IV Cayman LLC, its General
                                     Partner


                                        By:   /s/David W. Knickel
                                            ------------------------------------
                                                David W. Knickel
                                                Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        4/16/03                 HM EQUITY FUND IV/GP PARTNERS (1999),
--------------------------
         Date                   C.V.

                                By: HM GP Partners IV Cayman, L.P., its General
                                    Partner

                                By: HM Fund IV Cayman LLC, its General
                                    Partner

                                    By:  /s/David W. Knickel
                                        ----------------------------------------
                                          David W. Knickel
                                          Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        4/16/03               HM GP PARTNERS IV CAYMAN, L.P.
-------------------------
         Date
                              By:   HM Fund IV Cayman LLC, its General Partner


                                    By:    /s/David W. Knickel
                                        ----------------------------------------
                                         David W. Knickel
                                         Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      4/16/03                         HM FUND IV CAYMAN LLC
-------------------------
       Date

                                      By:     /s/David W. Knickel
                                          --------------------------------------
                                              David W. Knickel
                                              Vice President

                                  EXHIBIT INDEX

2.1 Amended Joint Prepackaged Plan of the Issuer and certain of the Issuer's subsidiaries, dated April 8, 2002.(1)

6.5 Registration Rights Agreement dated April 23, 2002 among Issuer, Qualified LLC, Private LLC, PG-IV LLC, 4-EQ LLC, 4-SBS LLC, and the other security holders of Issuer signatory thereto.*


*  Filed herewith.

(1) Incorporated by reference to the Issuer's Report on Form 8-K filed April 23, 2002.